Exhibit 99.1

GrowGeneration Appoints Becky Gebhardt as SVP Marketing and E-commerce

DENVER, Oct. 20, 2021 /CNW/ - GrowGeneration Corp. (NASDAQ: GRWG), (“GrowGen” or the “Company”) the nation’s largest chain of specialty hydroponic and organic garden centers, today announced the appointment of Becky Gebhardt as Senior Vice President, Marketing and E-commerce.

Ms. Gebhardt is a seasoned marketing and e-commerce executive with more than two decades of experience in the global consumer goods industry. She has a proven track record of developing brand vision as well as creating compelling performance, retail, and brand marketing via digital first strategies. Becky has deep experience driving strong brand and e-commerce growth for both emerging and iconic brands using a process that is data driven and a focus on putting the customer first.

Prior to joining Grow Generation, Gebhardt served as the Global Chief Marketing Officer of PopSockets, a privately held company in Colorado specializing in grips, mounts, and wallets for digital devices. Previously she served as the EVP, Chief Marketing Officer of Lands’ End, and the Vice President, Creative Director at Crocs respectively.

“Becky’s 20-plus year career in consumer goods and best-in-class customer experience is the unique mix of brand and digital strategic expertise that we’ve been looking for to drive our omni-channel marketing and e-commerce platforms,” said Darren Lampert, GrowGeneration’s CEO.”  She will be responsible for leading customer acquisition, retention, and engagement initiatives across all channels as GrowGen defines the next generation of garden centers, with the largest selection, best service and grow professional community focused on high touch solutions for all types of growers.”

“As we continue to build out our network of best-in-class hydroponic and organic garden centers, integrated technology and e-commerce platforms, and private label offerings, Becky’s experience will be invaluable in scaling our marketing and e-commerce and strategic approaches to consumers across all channels to best support our growing operations.”

About GrowGeneration Corp.:

GrowGen owns and operates specialty retail hydroponic and organic gardening stores. Currently, GrowGen has 63 stores, which include 24 locations in California, 8 locations in Colorado, 7 locations in Michigan, 5 locations in Maine, 5 locations in Oklahoma, 4 locations in Oregon, 3 locations in Washington, 2 locations in Nevada, 1 location in Arizona, 1 location in Rhode Island,1 location in Florida, 1 location in Massachusetts and 1 location in New Mexico.

GrowGen also operates an online superstore for cultivators at growgeneration.com and B2B e-commerce platform, agron.io. GrowGen carries and sells thousands of products, including organic nutrients and soils, advanced lighting technology and state of the art hydroponic equipment to be used indoors and outdoors by commercial and home growers.

Company Inquiries:
GrowGeneration Corp.
610-216-0057
michael@growgeneration.com

Investor Contact:
John Evans
GrowGeneration
john.evans@growgeneration.com
415-309-0230